EXHIBIT 99.1

Jon Harris
BALLY TOTAL FITNESS
Vice President, Communications
(773) 864-6850
jharris@ballyfitness.com

Bally Total Fitness

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS
FOURTH QUARTER AND YEAR END 2004
OPERATING HIGHLIGHTS

Two Months Ended February 28, 2005 Operating Highlights Also Released

CHICAGO – April 12, 2005 - Bally Total Fitness Holding Corporation (NYSE: BFT) (“Bally” or the “Company”) today announced selected operating data for the fourth quarter and year ended December 31, 2004 and for the two months ended February 28, 2005.

Highlights:

  Achieved record gross committed membership fees of $1.2 billion in 2004, a 14% increase over the prior year.
  Gross committed membership fees increased 8% in the fourth quarter 2004 over the same period in the prior year.
  Same club gross committed membership fees grew 4% during the fourth quarter 2004 and 9% for the year ended December 31, 2004.
  Number of new joining members increased 20% in the fourth quarter 2004 over the prior year quarter and 22% for the full year.
  New joining members increased 10% through February 2005 versus prior year.
  Company expects to report net loss for the quarter and year ended December 31, 2004.

“We are starting to see the benefit of our efforts over the past 12 months,” said Paul Toback, Chairman and Chief Executive Officer of Bally Total Fitness. “We have put in place a number of initiatives to help drive membership, reduce costs and attract the best talent to return the business to financial health. Our operating metrics show that we are on the right track.”

“We have strengthened our finance team with three new appointments. Finance veteran Carl Landeck joined us as CFO, Katherine Abbott joined us from J.P. Morgan as Treasurer and David Reynolds joined us from Comdisco, Inc. as Controller. Each of these individuals brings substantial management and financial turnaround experience, building the leadership of our finance department and management team overall.”

Operational Overview

In 2004, Bally made changes to its membership offerings that gave new members more options for joining Bally. In addition to month-to-month memberships, these include an add-on program for friends and family and a results guarantee. A next generation of customized memberships we call our build-your-own-membership plan is also currently being tested in several markets. In addition, Bally benefited from a more effective advertising and marketing program. As a result, membership sales trends continued to show improvement, with gross committed membership fees growing 8% during the fourth quarter of 2004 and 14% for the twelve months ended December 31, 2004 over the comparable prior year periods. New membership joins increased 20% during the fourth quarter of 2004 and 22% for the twelve months ended December 31, 2004 over the comparable prior year periods. Total members grew 1% to 3,992,000 at December 31, 2004 from 3,956,000 at December 31, 2003.

The Company expects to report a net loss for the three and twelve months ended December 31, 2004.

Operating Data

The following operating data reflect membership sales and cash flow data. Since this data is not affected by the Company’s revenue recognition policy or other accounting matters, the Company does not expect these items to change as a result of the previously announced restatements. However, the following operating data has not been reviewed by KPMG LLP and therefore is subject to change, which changes may be material individually or in the aggregate.

2004

The following table shows new memberships sold and related data for the three and twelve months ended December 31, 2004 and 2003 (in thousands except monthly data):

	Three months ended	Twelve months ended
Operating Data	December 31	December 31

2004	2003	% Chg	2004	2003	% Chg

New joining members	240	200	20%	1,112	910	22%
Average committed monthly fee (dollars)	$37.18	$39.18	-5%	$38.05	$39.19	-3%
Average committed duration (in months)	28.5	30.0	-5%	29.4	30.5	-4%
Gross committed membership fees:
Total Company	$254,340	$235,103	8%	$1,243,960	$1,087,723	14%
Same club	$233,251	$224,848	4%	$1,151,221	$1,060,864	9%
Members (end of period)	3,992	3,956	1%	3,992	3,956	1%

Gross committed membership fees is an operating measure which includes the total potential future value of all initial membership fee revenue, dues revenue, earned finance charges and membership-related products and services revenue from new membership sales in a period. It is measured on a gross basis before consideration of any uncollectible amounts. The Company tracks gross committed membership revenue as an indicator of its current sales activities and believes it to be a useful measure of current trends in membership sales.

The following table shows cash flow and balance sheet data for 2004 (in thousands):

Cash flow	Three months ended	Twelve months ended
	December 31, 2004	December 31, 2004

Cash provided by (used in) operating activiites	$(8,109)	$18,746
Cash used in investing activites	(6,914)	(36,433)

Free cash flow (deficit)	$(15,023)	$(17,687)

Selected balance sheet data	As of December 31, 2004

Cash and equivalents	$19,516
Total debt	760,676

Net debt	$741,160

Expenses incurred as a result of the previously disclosed investigations and consent fees as well as consulting fees totaled approximately $16 million in 2004, the majority of which were paid in the fourth quarter.

2005

The following table shows new membership sales and related data for the two months ended February 28, 2005 and February 29, 2004 (in thousands except monthly data):

	Two months ended	Two months ended	%
	February 28, 2005	February 29, 2004	Change

Operating Data
New joining members	242	220	10%
Average committed monthly fee (dollars)	$36.34	$38.66	-6%
Average committed duration (in months)	27.8	30.0	-8%
Gross committed membership fees:
Total Company	$244,450	$255,149	-4%
Same club	$226,536	$244,792	-8%
Members (end of period)	4,050	3,989	2%

The following table shows selected cash flow for the two months ended February 28, 2005 and February 29, 2004 and balance sheet data as of February 28, 2005 (in thousands):

	Two months ended	Two months ended
	February 28, 2005	February 29, 2004

Cash flow
Cash provided by operating activiites	$18,341	$1,504
Cash used in investing activites	(5,287)	(9,092)

Free cash flow (deficit)	$13,054	$(7,588)

Interim cash flow data and or trends should not be considered indicative of data or trends to be expected for annual or interim periods.

As of February 28, 2005
Selected balance sheet data
Cash and equivalents	$33,264
Total debt	761,483

Net debt	$728,219

As of April 11, 2005, the Company had approximately $13.7 million of outstanding advances under the $100 million revolving credit portion of its $275 million credit facility, including $9.7 million in letters of credit.

On April 5, 2005, the Company announced that it had secured an amendment and waiver to its existing credit agreement with its revolving credit and term lenders. The amendment provided the Company with additional covenant flexibility by exempting from the calculation of various financial covenants certain costs incurred by Bally in connection with the SEC and Department of Justice investigations and other matters. The amendment also waived certain technical defaults, which generally related to the timing of delivery of financial information and perfection of leasehold mortgages.

Conference Call

Bally will be hosting a conference call on Tuesday, April 12, 2005, at 5:00 p.m. Eastern Time. In order to participate, please dial (877) 209-0397, international (612) 332-1025, at least 15 minutes before the start of the call and use ID Code “Bally Total Fitness”. The conference call can also be accessed through the Company’s web site at www.ballyfitness.com, where it will be available for replay through April 27, 2005.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC and Department of Justice investigations and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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